ANI Pharmaceuticals Reports Record Net Revenues of $10.9 million, EPS of $0.33, and Adjusted Non-GAAP EBITDA of $4.2 Million for the First Quarter Ended March 31, 2014

Baudette, Minnesota (May 5, 2014) – ANI Pharmaceuticals, Inc. (“ANI”) (NASDAQ: ANIP) today reported financial results for the three months ended March 31, 2014.

First quarter highlights include:

•	First quarter record net revenues of $10.9 million, an increase of 96% as compared to $5.6 million for the same period in 2013.
•	First quarter net income of $3.4 million and EPS of $0.33.
•	First quarter adjusted non-GAAP EBITDA of $4.2 million, an increase of over 500% as compared to $0.7 million in the same period in 2013.
•	Successfully completed a follow-on public offering of common stock yielding net proceeds of approximately $46.7 million.
•	Completed a $12.5 million acquisition of 31 generic products from Teva Pharmaceuticals.
•	Entered into a development agreement for a generic drug with Sterling Pharmaceutical Services.
•	Executed an exclusive license and supply agreement for Esterified Estrogen raw material.

Net revenues and Adjusted Non-GAAP EBITDA (in thousands)	Three months ended March 31,
	2014	2013
Net revenues	$10,899	$5,562
Adjusted Non-GAAP EBITDA(a)	$4,245	$683

(a) See Table 2 for US GAAP reconciliation.

Arthur S. Przybyl, President and CEO, stated,

“Our first quarter financial results generated record net revenues of $10.9 million, an increase of 96%, and non-GAAP EBITDA of $4.2 million, an increase of over 500%, as compared to last year.  More importantly, our net prescription sales increased by 150% due to market share gains and price increases.  In mid-April, we implemented a price increase for our EEMT product, the full effect of which is anticipated to affect revenues in the second half of the year, and in January we entered into an exclusive license and supply agreement for Esterified Estrogen raw material.

From our 45 pipeline products, we have prioritized 22 that, once commercialized, are expected to be the main contributors to our five-year revenue model and business plan. These include internally developed, partnered, and acquired products on which we will focus for the next several quarters. We remain committed to launching our first product that was acquired from Teva in the fourth quarter of 2014.

Finally, during the quarter, our operations generated $5.2 million in positive cash flow and we successfully completed a capital raise, funds that enable us to pursue growth through acquisitions. Today, we have over $50 million in cash and no debt on our balance sheet."

First Quarter Results

For the three months ended March 31, 2014, ANI reported net revenues of $10.9 million, an increase of 96% from $5.6 million in the prior year period. The increase in revenues was primarily due to a 150% increase in net prescription sales from $3.5 million to $8.8 million, primarily due to increased sales of and price increases for ANI’s Esterified Estrogen with Methyltestosterone Tablet (“EEMT”) product. Development services and royalty revenues also increased by $0.2 million, or 54%. This was partially offset by a 7% decrease in contract sales, from $1.7 million to $1.6 million.

Adjusted non-GAAP EBITDA was $4.2 million for the three months ended March 31, 2014, compared to $0.7 million in the prior year period. For a reconciliation of Adjusted non-GAAP EBITDA to GAAP operating income, please see Table 2.

Cost of sales decreased as a percentage of net revenues to 24% from 43%, primarily due to price increases for EEMT.

Research and development costs were $0.4 million and $0.3 for the three months ended March 31, 2014 and 2013, respectively. The slight increase was due to the timing of development projects.

Selling, general and administrative (“SG&A”) expenses increased to $3.7 million for the three months ended March 31, 2014 from $2.3 million in the prior year period. The increase was primarily due to increased costs associated with being a public company. First quarter 2013 SG&A expense included $0.1 million of merger-related expenses.

Operating income was $3.5 million for the three months ended March 31, 2014, as compared to $0.4 million in the prior year period. The first quarter 2013 operating income included $0.1 million of merger-related expenses.

Net income was $3.4 million for the three months ended March 31, 2014, as compared to $0.3 million in the prior year period. Diluted EPS for the three months ended March 31, 2014 was $0.33.

Selected Balance Sheet Data

(in thousands)

	March 31,	December 31,
	2014	2013
Cash	$51,373	$11,105
Non-cash Current Assets	$16,563	$16,611
Total Current Assets	$67,936	$27,716
Current Liabilities	$4,560	$3,538

As a result of the follow-on public offering completed during the quarter, ANI had $51.4 million of cash at March 31, 2014. ANI’s total current assets increased by $40.2 million to $67.9 million at March 31, 2014, from $27.7 million at December 31, 2013.

Total shares issued and outstanding at March 31, 2014 were 11,292,215 and 11,282,982, respectively.

ANI Product Development Pipeline

Products	ANI	Partnered	Total
At FDA	5	1	6
Development	3	6	9
Teva Products	31	0	31

ANI’s product development pipeline includes extended-release products, narcotics, anti-cancers, oral solutions, suspensions and solid dosage forms. These forty-six generic products address a total annual market size of approximately $2.7 billion, based on data from IMS Health.

Non-GAAP Financial Measures

Adjusted Non-GAAP EBITDA

ANI’s management considers adjusted non-GAAP EBITDA to be an important financial indicator of ANI’s operating performance, providing investors and analysts with a useful measure of operation results unaffected by non-cash stock-based compensation, merger-related expenses, and differences in capital structures, tax structures, capital investment cycles, ages of related assets and compensation structures among otherwise comparable companies. Management uses adjusted non-GAAP EBITDA when analyzing Company performance.

Adjusted non-GAAP EBITDA is defined as operating income/(loss), excluding depreciation, amortization, stock-based compensation expense, and merger-related operating expenses. Adjusted non-GAAP EBITDA should be considered in addition to, but not in lieu of, net income or loss reported under GAAP. A reconciliation of adjusted non-GAAP EBITDA to the most directly comparable GAAP financial measure is provided in Table 2.

About ANI

ANI Pharmaceuticals, Inc. (the “Company” or “ANI”) is an integrated specialty pharmaceutical company developing, manufacturing, and marketing branded and generic prescription pharmaceuticals. The Company's targeted areas of product development currently include narcotics, oncolytics (anti-cancers), hormones and steroids, and complex formulations involving extended release and combination products. For more information, please visit our website www.anipharmaceuticals.com.

Forward-Looking Statements

To the extent any statements made in this release deal with information that is not historical, these are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, statements about the potential benefits of the recent Merger, the effect of price increases, the Company’s plans, objectives, expectations and intentions with respect to future operations and products and the timing or success of the introduction thereof, the anticipated financial position, operating results and growth prospects of the Company, the value of the Company’s pipeline or the size of potential markets therefor, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “plans,” “potential,” “future,” “believes,” “intends,” “continue,” other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, subject to change. You should not place undue reliance on those statements because they are subject to numerous uncertainties, risks and other factors relating to the Company’s operations and business environment and other factors, all of which are difficult to predict and many of which are beyond the Company’s control.

Uncertainties and risks may cause the Company’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Uncertainties and risks include, but are not limited to, the risk that the Company may in the future face increased difficulty in importing raw materials and/or increased competition, for its Esterified Estrogen with Methyltestosterone Tablet product; competitive conditions for the Company's other products may intensify; the Company may be required to seek the approval of the U.S. Food and Drug Administration ("FDA") for its unapproved products or withdraw such products from the market; general business and economic conditions; the Company’s expectations regarding trends in markets for the Company’s current and planned products; the Company’s future cash flow and its ability to support its operations; the Company’s ability to obtain additional financing as needed; the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; and the marketing success of the Company’s licensees or sublicensees.

More detailed information on these and additional factors that could affect the Company’s actual results are described in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as its proxy statement/prospectus, filed with the Securities and Exchange Commission on May 8, 2013. All forward-looking statements in this news release speak only as of the date of this news release and are based on the Company’s current beliefs, assumptions, and expectations. ANI undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information about ANI, please contact:

Arthur S. Przybyl

(218) 634-3608

arthur.przybyl@anipharmaceuticals.com

ANI Pharmaceuticals, Inc. and Subsidiary

Table 1: US GAAP Income Statement

(unaudited, in thousands)

	Three months ended March 31,
	2014	2013

Net Revenues	$10,899	$5,562

Operating Expenses
Cost of sales (excl. depreciation and amortization)	2,622	2,408
Research and development	376	296
Selling, general and administrative	3,703	2,310
Depreciation and amortization	703	145

Total Operating Expenses	7,404	5,159

Operating Income	3,495	403

Other Income/(Expense)
Interest expense	-	(93)
Other income/(expense)	29	(50)

Income Before Income Tax Provision	3,524	260

Income tax provision	(165)	-

Net Income	3,359	260

Preferred stock dividends	-	(2,604)

Income/(Loss) Attributable to Common Stockholders	3,359	(2,344)

Basic and Diluted Earnings/(Loss) Per Share:
Basic Earnings/(Loss) Per Share	$0.33	N/A	(1)
Diluted Earnings/(Loss) Per Share	$0.33	N/A	(1)

Basic Weighted-Average Shares Outstanding	9,991	N/A	(1)
Diluted Weighted-Average Shares Outstanding	10,001	N/A	(1)

(1)	Earnings/(Loss) per common share is not calculable because common shareholders from ANIP Acquisition Company did not receive consideration from the June 19, 2013 Merger with BioSante Pharmaceuticals.

ANI Pharmaceuticals, Inc. and Subsidiary

Table 2: Adjusted non-GAAP EBITDA Calculation and US GAAP to Non-GAAP Reconciliation

(unaudited, in thousands)

	Three months ended March 31,
	2014	2013

Operating Income	$3,495	$403

Add back
Depreciation and amortization	703	145

Add back
Stock-based compensation	47	-
Merger-related expenses, not already added back	-	135
Adjusted non-GAAP EBITDA	$4,245	$683